Exhibit 99.1

CommScope Closes Public Offerings of Convertible Notes and Common Stock

HICKORY, NC, May 28, 2009 — CommScope, Inc. (NYSE: CTV) has completed its previously announced public offerings of $287.5 million aggregate principal amount of 3.25% Senior Subordinated Convertible Notes due 2015 and 10,465,000 shares of its common stock, par value $0.01, which amounts also include $37.5 million aggregate principal amount of convertible notes and 1,365,000 shares of common stock that were sold pursuant to the exercise in full of the underwriters’ over-allotment options.

CommScope received proceeds from the offerings of approximately $500 million, net of underwriting discounts and commissions and before payment of other offering expenses. CommScope has used $400 million of these proceeds to repay a portion of the amounts outstanding under its senior secured credit facilities. The remainder of the proceeds are expected to be used for general corporate purposes, including the potential repayment of additional indebtedness under its senior secured credit facilities.

In connection with the repayment of $400 million of the amounts outstanding under CommScope’s senior secured credit facilities with proceeds from the offerings, the previously disclosed contemplated amendment to CommScope’s senior secured credit facilities has become effective. This amendment amends the senior secured credit facilities by, among other things:

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Postponing by a year the increase in the minimum interest coverage ratio and decrease in the maximum leverage ratio, which adjustments will now take effect beginning with the quarter ending September 30, 2010 instead of the quarter ending September 30, 2009. The subsequent adjustment to each ratio is also postponed by a year;

•	Increasing the letter of credit sublimit to $125 million from $85 million;

•	Increasing the basket for letters of credit for a term of more than one year to $25 million from $15 million;

•	Increasing the annual limit on asset sales to $45 million from $20 million;

•	Eliminating the requirement that 75% of the proceeds from each asset sale be in the form of cash; and

•	Permitting up to $15 million of yearly asset sale proceeds to be in the form of non-cash proceeds.

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About CommScope

CommScope, Inc. (NYSE: CTV) is a world leader in infrastructure solutions for communication networks. Backed by strong research and development, CommScope combines technical expertise and proprietary technology with global manufacturing capability to provide customers with infrastructure solutions for evolving global communications networks in more than 130 countries around the world.

Investor Contact:

Phil Armstrong, CommScope

+1 828–323–4848

News Media Contact:

Rick Aspan, CommScope

+1 708–236–6568 or publicrelations@commscope.com

Forward–Looking Statements

This press release includes forward-looking statements that are based on information currently available to management and on management’s beliefs, as well as on a number of assumptions concerning future events. Forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, which could cause the actual results to differ materially from those currently expected. For a more detailed description of the factors that could cause such a difference, please see CommScope’s filings with the Securities and Exchange Commission. In providing forward-looking statements, the company does not intend, and is not undertaking any obligation or duty, to update these statements as a result of new information, future events or otherwise.